EXHIBIT 10 (b)

                           AMENDMENT OF ARTICLE VII
                                    OF THE
                         AMENDED AND RESTATED BYLAWS
                                      OF
                      HALLMARK FINANCIAL SERVICES, INC.


      The Amended and Restated Bylaws of the Hallmark Financial Services, Inc. (the "Corporation") are amended by deleting the current Article VII in its entirety and substituting therefor the following new Article VII:

                                 ARTICLE VII.

           INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

      Section 1. Scope of Indemnification. To the fullest extent authorized, permitted or required by NRS Section 78.7502 (as now in effect or as subsequently amended or superseded), but subject to the procedural requirements stated in NRS Section 78.751, the Corporation shall indemnify each director, officer, employee and agent of the Corporation and each other person identified in NRS Section 78.7502 against all judgments, fines, settlements, costs, expenses and other monetary obligations such person may suffer, sustain or incur as the result of actions taken or omitted by such person under circumstances and in situations described or defined in, or contemplated by, NRS Section 78.7502.

      Section 2. Expense Advances. The expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. The provisions of this Section 2 do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      Section 3. Insurance, Other Financial Arrangements. The Corporation may, but will have no obligation to, purchase and maintain errors and omissions insurance or make other financial arrangements for the benefit of any or all of its directors, officers, employees or agents or other persons identified in NRS Section 78.752. Under no circumstances will the
 Corporation have or incur any liability to any person on account of its decision not to purchase or maintain any such insurance or make any other such financial arrangements.

      Section 4.     Enforceability. The provisions of  this Article VII  are
 to  be  deemed  an  element  of  the  contract  or  engagement  between  the
 Corporation and each person who holds a position giving rise to indemnification. Subject to the conditions and limitations expressed herein and in NRS Sections 78.7502, 78.751 and 78.752, the indemnification provided in this Article VII may thus be enforced against the Corporation as a matter of contractual right.

      The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment was duly adopted by the Board of Directors of the Corporation on July ____, 2002.


                                    Raymond A. Kilgore, Secretary